Exhibit 16.1

Re: Clearmind Medicine Inc. (the “Company”)

This letter will confirm that we reviewed Item 16F of the Company’s Form 20-F, which we understand will be filed with the United States Securities and Exchange Commission, on or about January 29, 2024, captioned “Change in the Registrant’s Certifying Accountant” and that we agree with the statements made therein as they relate to Saturna Group Chartered Professional Accountants LLP.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 20-F.

/s/ SATURNA GROUP CHARTERED PROFESSIONAL ACCOUNTANTS LLP

SATURNA GROUP CHARTERED PROFESSIONAL ACCOUNTANTS LLP

Vancouver, Canada

January 29, 2024